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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (THE "AGREEMENT") is made and entered into as of the ___________ day of May, 1996 between Network Long Distance, Inc., a Delaware corporation ("PURCHASER"), and Universal Network Services, Inc., a Nevada corporation ("SELLER").

     WHEREAS, Seller conducts business as a reseller of long distance telecommunications services and has established retail end user customer bases in various states in the United States; and

     WHEREAS, Purchaser desires to purchase selected assets of Seller on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations and warranties herein contained, it is hereby agreed as follows:

1.   SALE AND TRANSFER OF ASSETS

     1.1  ASSETS TO BE SOLD

          Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, the following selected assets (THE "ASSETS"):

          (a) All Qualified Customer Accounts (as such term is defined below), including all customer lists, mailing lists, books, records, files, data, letters of agency and similar items related to the Qualified Customer Accounts;

          (b) All accounts receivable associated with and derived from the Qualified Customer Accounts and other mutually agreed to accounts receivable;

          (c) All of Seller's rights under any agreements, application forms, term contracts, letters of agency and all other contractual instruments related to the Qualified Customer Accounts (COLLECTIVELY, THE "CUSTOMER CONTRACTS"), including but not limited to Seller's right to assert claims and take other rightful actions in respect of breaches,



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defaults and other violations of such Customer Contracts; and

          (d) All customer and other deposits held or made by Seller related to the Qualified Customer Accounts.

     1.2  ASSETS RETAINED BY SELLER

          All assets of Seller not listed in Section 1.1 are being retained by Seller.

2.   THE CLOSING

     2.1  PLACE AND DATE

          The closing of the purchase and sale of the Assets (THE "CLOSING") shall take place at the offices of Purchaser, 525 Florida Street, Baton Rouge, Louisiana, 70801, at or before 10:00 a.m., local time, on or before June 1, 1996, provided that the conditions set forth in Section 7 hereof have been satisfied. The date of the Closing is herein referred to as the "CLOSING DATE."

     2.2  TRANSFER OF ASSETS

          (a) At the Closing and subject to the terms and conditions of this Agreement, Seller shall deliver to Purchaser the following, and simultaneously with such delivery, Seller shall take such action as may be necessary or reasonably requested by Purchaser to place Purchaser in possession and control of the Assets:

               (i) Such bills of sale, assignments, novation agreements, master letters of agency or other instruments of transfer and assignment as shall be necessary to vest in Purchaser title to the Assets sold and assigned under this Agreement, free and clear of all liens, claims and encumbrances;

               (ii) Copies of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of Seller's secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

               (iii) A current list of the Qualified Customer Accounts to be transferred with an accounts receivable aging report for such Qualified Customer Accounts;


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               (iv) Such other certificates or other documents or instruments as the Purchaser or Purchaser's counsel may reasonably request.

          (b) At the Closing, as a condition to Seller's obligations under this Agreement, Purchaser shall deliver to Seller the following:

               (i) All instruments as may be reasonably necessary by which Purchaser assumes the obligations and liabilities to be assumed by it hereunder;

               (ii) Copies of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser and a certificate of Purchaser's secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

               (iii) Such other certificates or other documents or instruments as Seller or Seller's counsel may reasonably request.

     2.3  PURCHASE PRICE; ADJUSTMENTS; PAYMENT OF THE PURCHASE PRICE

          (a) In full consideration for the Assets to be transferred to Purchaser, Purchaser shall pay to Seller a combination of consideration as described below.

          (b)  DEFINITIONS:

               (i) "QUALIFIED CUSTOMER ACCOUNT" shall mean any end user long distance telecommunications customer account of Seller which is mutually agreed to by the parties and which shall be listed in SCHEDULE 2.3(B)(I) to be attached hereto and made a part hereof at the Closing. Unless mutually agreed to by the parties, a "Qualified Customer Account": (1) may not be affiliated with Seller in any way; (2) may not be comprised, in whole or in part, of any outstanding balance(s) which is/are more than sixty (60) days past due as of 5:00 p.m. on May 22, 1996; (3) must utilize the Wiltel "Wilmax" platform for all 1+ and 800 services, be in the process of being transitioned to the Wiltel "Wilmax" platform or there is a high probability of it being converted to the Wiltel "Wilmax" platform (all of which must be approved by Purchaser, in its sole discretion); (4) must utilize a travel card platform which is acceptable to Purchaser in its discretion; and (5) must not have been placed on "credit hold" or similar restriction by Wiltel or any other underlying provider.


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               (ii) "MEASUREMENT PERIOD" shall mean the period commencing March
1, 1996 and ending April 30, 1996.  Attached hereto and made a part hereof as
SCHEDULE 2.3(b)(ii) is a listing of all days included in the Measurement Period and designated by: (1) date; (2) day of week; and (3) weekday versus wee kend day.

               (iii) "AVERAGE WEEKDAY NET REVENUE" shall mean the average daily gross toll usage for each Qualified Customer Account for all weekdays (except holidays) during the Measurement Period, net of any discounts and minus all other appropriate deductions, including but not limited to monthly service fees, taxes, pass-through charges to customers, credits and chargebacks.

               (iv) "AVERAGE WEEKEND DAY NET REVENUE" shall mean the average daily gross toll usage and pro rata monthly fees for each Qualified Customer Account for all weekend days (except holidays) during the Measurement Period, net of any discounts and minus all other appropriate deductions, including but not limited to monthly service fees, taxes, pass-through charges to customers, credits and chargebacks.

               (v) "NET TOLL USAGE" shall mean Average Weekday Net Revenue multiplied by twenty-one (21) plus Average Weekend Day Net Revenue multiplied by nine (9).

               (vi) "BAD DEBT FACTOR" shall mean two percent (2%) multiplied by Net Toll Usage.

               (vii) "CUSTOMER BASE PURCHASE PRICE" shall mean Net Toll Usage less the Bad Debt Factor multiplied by seven and one-half (7.5). (EXAMPLE: If Net Toll Usage equals $800,000 and the Bad Debt Factor equals $16,000, then the Customer Base Purchase Price shall equal $5,880,000).

               (viii) "ACCOUNTS RECEIVABLE" shall mean the accounts receivable as of 11:59 p.m. CST on May 31, 1996 which are associated with and derived from all Qualified Customer Accounts.

                    (1) Accounts Receivable shall be listed, including a complete and up-to-date aging analysis for each Qualified Customer Account in particular and for all Qualified Customer Accounts in the aggregate, in SCHEDULE 2.3(b)(viii) which shall be attached hereto and made a part hereof upon completion of the Accounts Receivable


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Reconciliation (as such term is defined below).

                    (2)  ACCOUNTS RECEIVABLE RECONCILIATION.

                         (a)  Since the actual dollar amount of the Accounts
Receivable cannot be ascertained prior to the Closing, the parties hereby stipulate, for purposes of determining the consideration to be transferred at the Closing, that Accounts Receivable equals Net Toll Usage multiplied by a factor of one and twenty-five one-hundredths (1.25).

                         (b)    The parties shall perform a reconciliation (THE
"ACCOUNTS RECEIVABLE RECONCILIATION") of the actual dollar amount of the Accounts Receivable as of 11:59 p.m. CST on May 31, 1996 within fourteen (14) days of Purchaser's confirmation of its receipt of all information necessary to perform said Accounts Receivable Reconciliation.

                         (c)  The Accounts Receivable Purchase Price shall be
adjusted in accordance with the results of the Accounts Receivable
Reconciliation.

                         (d)  Nothing contained in this Section 2.3(b)(viii)(2)
shall be construed to effect a change in the definition of Accounts Receivable Purchase Price (as such term is defined below).

               (ix) "ACCOUNTS RECEIVABLE PURCHASE PRICE" shall mean the aggregate total of the Accounts Receivable as of the Closing Date multiplied by a factor of eighty percent (80%).

               (x) "AGENT NET TOLL USAGE" shall mean, strictly for purposes of the Customer Evaluation (as such term is defined below), the Net Toll Usage of accounts sold by Seller's agents subsequent to the Closing on behalf of Purchaser pursuant to agreements independently negotiated between said agents and Purchaser (HEREINAFTER, "NEW AGENT ACCOUNTS"). For purposes of this paragraph, the Net Toll Usage of New Agent Accounts shall be calculated in accordance with the methodology set forth in paragraphs 2.3(b)(ii), (iii), (iv) and (v) above, except that the accounts to be calculated shall be the New Agent Accounts and the measurement period to be used shall be the Evaluation Measurement Period (as such term is defined below).

               (xi) "PURCHASE PRICE" shall mean the sum of the Customer Base


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Purchase Price plus the Accounts Receivable Purchase Price.

          (c) MANNER AND FORM OF PAYMENT: The Purchase Price shall be paid in the form of cash and restricted shares of Purchaser's voting common stock (as more fully described below).

               (i)  CUSTOMER BASE PURCHASE PRICE:

                    (1) CASH PORTION. Fifty percent (50%) of the Customer Base Purchase Price shall be paid in cash, by wire transfer or other immediately available funds.

                    (2) STOCK PORTION. Fifty percent (50%) of the Customer Base Purchase Price shall be paid in shares of Purchaser's voting common stock which are restricted from transfer under SEC Rule 144 (THE "RESTRICTED STOCK"). The number of shares of Restricted Stock to be paid shall be computed by dividing the Stock Portion by the average closing share price for the five (5) trading days prior to the Closing Date.

               (ii) ACCOUNTS RECEIVABLE PURCHASE PRICE. The Accounts Receivable Purchase Price shall be paid in cash, by wire transfer or in other immediately available funds. The Accounts Receivable Purchase Price may be increased in accordance with the sliding scale set forth in SCHEDULE 2.3(C)(II). Any such increase shall be paid in cash, by wire transfer or in other immediately available funds on or before September 15, 1996.

          (d) ESCROWED SHARES. At the Closing, a sufficient number of shares of Restricted Stock representing ten percent (10%) of the Purchase Price, calculated using the average closing share price for the five (5) trading days prior to the Closing Date, shall be placed in an escrow account ("ESCROWED SHARES") as security for: (i) Seller's payment of any reimbursement(s) necessitated by the Customer Evaluation (as such term is defined below); (ii) the Special Indemnification set forth in paragraph 10.13 below; and (iii) any other obligation of Seller which arises hereunder, including but not limited to any reimbursement which may become due as a result of the Accounts Receivable Reconciliation. Any Escrowed Shares relating to this paragraph which remain in escrow after the Customer Evaluation shall be released by the escrow agent and delivered to Seller.

          (E) CUSTOMER EVALUATION. Upon the expiration of one (1) year from the


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Closing, the parties shall mutually evaluate whether there has been an increase or decrease in the Net Toll Usage of the Qualified Customer Accounts. Such evaluation shall be known as the "CUSTOMER EVALUATION".

               (i) For purposes of the Customer Evaluation, the term "EVALUATION MEASUREMENT PERIOD" shall mean the period commencing March 1, 1997 and ending April 30, 1997. Attached hereto and made a part hereof as SCHEDULE 2.3(E)(I) is a listing of all days included in the Evaluation Measurement Period and designated by: (1) date; (2) day of week; and (3) weekday versus weekend day.

               (ii) For purposes of the Customer Evaluation, the term "EVALUATION NET TOLL USAGE" shall be calculated utilizing the same methodology set forth above for calculating Net Toll Usage except using the Evaluation Measurement Period.

               (iii) If the Customer Evaluation reveals an increase in the Net Toll Usage level of the Qualified Customer Accounts, as measured by comparing Net Toll Usage to Evaluation Net Toll Usage, Purchaser shall pay Seller the amount of the increase multiplied by seven and one-half (7.5).

                    (1) Any payment resulting from such increase shall be in the form of additional shares of Restricted Stock.

                    (2) The number of shares to be paid shall be calculated using the average closing share price for the five (5) trading days prior to the date of the Customer Evaluation.

               (iv) If the Customer Evaluation indicates a decrease in the Net Toll Usage level of the Qualified Customer Accounts greater than eighteen percent (18%) (THE "ALLOWABLE ATTRITION"), as measured by comparing Net Toll Usage to the sum of (1) Evaluation Net Toll Usage plus (2) Agent Net Toll Usage, then the Purchase Price shall be reduced by an amount equal to seven and one-half (7.5) times the excess of the decrease over the Allowable Attrition.

                    (1) Any reimbursement due as a result of such reduction shall be paid first from the Escrowed Shares. The number of Escrowed Shares to be reimbursed shall be calculated using the average closing share price for the five (5) trading days prior to the date of the Customer Evaluation.


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                    (2)  If the Escrowed Shares are insufficient to fully
reimburse Purchaser pursuant to this paragraph, Seller shall pay Purchaser a sufficient number of shares out of the Restricted Stock it receives at the Closing in order to complete the reimbursement.

                    (3) If the Restricted Stock is insufficient to fully reimburse Purchaser pursuant to this paragraph, Seller shall pay Purchaser any remaining unpaid reimbursement in cash.

                    (4) Seller may, in its discretion, utilize cash for all or a portion of any reimbursement due as a result of the Customer Evaluation.

     2.4  ALLOCATION OF PAYMENT OF PURCHASE PRICE

          The purchase price shall be allocated in accordance with SCHEDULE 2.4 hereto which shall be submitted by Purchaser at the Closing, and all tax returns filed by the parties shall be consistent with such Schedule. Seller and Purchaser shall each file all applicable IRS Forms, including but not limited to Form 8594, in a consistent manner and in accordance with such allocation and applicable law and regulations.

     2.5  ASSUMPTION OF SPECIFIC LIABILITIES

          (a) GENERAL. At the Closing, Purchaser shall assume and shall subsequently honor and discharge, in accordance with the relevant governing agreements, only the obligations of Seller as, and only to the extent, mentioned herein or listed on SCHEDULE 2.5(A) hereto.

          (b)  AGENT CONTRACTS.

               (i) Purchaser shall assume and shall subsequently honor and discharge the actual amount of any and all applicable sales agent commissions (THE "AGENT COMMISSIONS") in an amount not to exceed seven and one-half percent (7.5%) of Net Toll Usage (THE "ALLOWABLE COMMISSION PERCENTAGE") for as long as said Agent Commissions are due and payable under the terms of the relevant governing agreements between Seller and its various sales agents (THE "AGENT CONTRACTS").

               (ii) Seller shall continue to honor and pay any and all Agent Commissions which exceed the Allowable


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Commission Percentage for as long as Agent Commissions are owed under the terms of the Agent Contracts.

               (iii) With respect to the Agent Contracts, Purchaser is only assuming herein the obligation to pay Agent Commissions with respect to the Qualified Customer Accounts and Accounts Receivable; Purchaser is not assuming the Agent Contracts themselves.

               (iv) All Agent Contracts are attached hereto and made a part hereof, in globo, as EXHIBIT 2.5(B)(IV).

     2.6  LIMITATION ON ASSUMPTION OF LIABILITIES

          Purchaser shall not be liable for any of the obligations or liabilities of Seller, of any kind or nature, other than those specifically assumed by Purchaser hereunder. Seller shall pay, perform and discharge all of its valid liabilities and obligations, directly attributable to the Qualified Customer Accounts in the ordinary course of business, which are not so assumed by Purchaser and shall specifically indemnify and hold harmless Purchaser from and against same.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     3.1  ORGANIZATION AND AUTHORITY

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

     3.2  AUTHORIZATION OF AGREEMENT

          The Board of Directors of Seller, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Seller and the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders of Seller or by any other person, entity or governmental authority is required in connection therewith. Seller has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Seller has


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taken all actions required by law, its Certificate of Incorporation, its Bylaws
or otherwise to authorize the execution, sealing and delivery of this Agreement. This Agreement is valid and binding upon Seller in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of said transactions will constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Seller, or any order, writ, injunction, decree, law, rule or regulation applicable to Seller.

     3.3  NO CONFLICTS

          To the best of Seller's knowledge, the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not with or without the giving of notice or passage of time or both, violate, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in a creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the Assets pursuant to, or otherwise give rise to any liability or obligation under any agreement, mortgage, deed of trust, license, permit or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Seller is a party or by which Seller or the Assets may be bound; and
(ii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights in or to the Assets.

     3.4  TITLE TO PURCHASED ASSETS

          Seller has, and on the Closing Date will have, good and marketable title to all of the Assets free and clear of all claims and encumbrances, except claims and encumbrances listed on SCHEDULE 3.4. Seller further warrants and represents that none of its subsidiary, parent or affiliated companies have any right, title or interest in the Assets, and Seller is free to transfer the Assets without approval or intervention of same.

     3.5  MATERIAL CONTRACTS

          Except as disclosed in SCHEDULE 3.5 hereto, Seller is not a party to or bound by any material written or oral contracts, obligations or commitments related to the Qualified Customer Accounts or the Accounts Receivable, including any written or oral commitments to pay commissions or other compensation relative to the Qualified Customer


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Accounts or the Accounts Receivable.  Seller has delivered or made available to
Purchaser correct and complete copies of all of the contracts, agreements and other documents listed in Schedule 3.5 hereto and all amendments thereto and waivers granted thereunder. The rights and interest of Seller in all such contracts and agreements may be assigned to Purchaser without the consent of any other person, except as otherwise disclosed on Schedule 3.5, and at the Closing, Purchaser will acquire all such rights and interest. There are no unresolved disputes pending or, to the best knowledge of Seller, threatened under or in respect of any such contracts or agreements. All such contracts and agreements are valid and effective in accordance with their respective terms.

     3.6  CUSTOMER RELATIONSHIPS

          Seller has no knowledge that any Qualified Customer Account has been terminated or is expected to be terminated, in whole or in part; provided, however, that this subsection shall not be construed as a representation, warranty, or guarantee that any such customer will, after the Closing, maintain its present business relationships with Purchaser. To the best of Seller's knowledge, no director or officer of Seller has any direct or indirect interest in any such Qualified Customer Accounts.

     3.7  LITIGATION; COMPLIANCE

          (a)  To the best of Seller's knowledge, except as disclosed in
SCHEDULE 3.7(a) hereto, there are no actions, suits, proceedings or arbitrations or governmental investigations pending or threatened against, by or affecting Seller (or to the best of the knowledge of Seller, any basis therefor) in which, individually or in the aggregate, an unfavorable determination could materially and adversely affect any of the Assets or impede execution or performance of this Agreement. Seller has not received any notice of any violation of any applicable Federal, State, local or foreign law, rule, regulation, ordinance, order or decree relating to the Assets, and Seller is not aware of any threatened claim of such violation or any basis therefor.

          (b) To the best of Seller's knowledge, Seller has complied and is in compliance in all material respects with all laws, rules, regulations, ordinances, orders, decrees, writs, injunctions, building codes, safety, fire and health codes, or other governmental restrictions applicable to Seller, or the Assets.

          (c) To the best of Seller's knowledge, Seller has all governmental licenses, permits, approvals or other authorizations presently required to service the


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Qualified Customer Accounts, all of which are in full force and effect and all of which are listed on SCHEDULE 3.7(C) hereto.

     3.8  DISCLOSURE

          To the best of Seller's knowledge, no representation or warranty by Seller and no statement or certificate furnished or to be furnished by or on behalf of Seller to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.9  ACQUISITION OF SHARES

          Seller represents and warrants to Purchaser that the shares of Restricted Stock being acquired by Seller pursuant to this Agreement are being acquired by Seller for investment for its own account and not with a view to, or for the offer for sale or for the sale in connection with, any distribution thereof. Seller covenants and agrees that Seller shall not sell, assign or otherwise transfer the Shares other than in transactions which are not in violation of the Securities Act of 1933 and applicable state securities laws.
As used in this Section 3.9, "transactions which are not in violation of the Securities Act of 1933" do not include transactions which directly or indirectly result in a subsequent disposition of the Restricted Stock pursuant to Regulation S adopted under the Securities Act of 1933. Each stock certificate of Purchaser representing the Restricted Stock shall bear the following legend, unless such legend may be removed in accordance with its terms:

               "The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws (the "State Acts"), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to Purchaser of a favorable opinion of its counsel or submission to the Corporation of such other evidence as may be satisfactory to counsel for Purchaser to the effect that any such transfer shall not be in violation of that certain Asset Purchase Agreement dated May 8, 1996,


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               the Act and the State Acts."

3.10 DISCLAIMER OF FRAUDULENT INTENT.

     Seller represents and warrants that the transactions described in this Agreement have been undertaken in good faith, considering its obligations to any person or entity to whom Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (collectively such persons with such claims are called "CREDITORS" under this paragraph), and has undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either has disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and has not and will not conceal this transaction or the proceeds to this transaction from any such Creditors. Seller further represents and warrants that: (1) it will not retain possession or control of any of the property transferred under this Agreement following the Closing, except as expressly provided in this Agreement and then only for and on behalf of the account of the Purchaser; (2) the Seller has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement; (3) the Seller has not removed or concealed any assets from any Creditors; (4) the Seller has not incurred any substantial debt that is significantly greater than the normal and customary debts of the Seller in the ordinary course of business;
(5) the Seller at Closing believes in good faith that Seller will receive consideration reasonably equivalent to the value of the Assets transferred under this Agreement; and (6) no applicable bulk sales law or similar statute exists which would prevent the sale of the Assets to Purchaser or require approval by any of Seller's creditors of the sale of the Assets to Purchaser.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     4.1  CORPORATE STATUS

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted.


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     4.2  AUTHORITY FOR AGREEMENT

          Purchaser has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed by Purchaser and the transactions contemplated by it constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. No consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except approval of applicable public service commissions.

     4.3  NO CONFLICTS

          To the best of Purchaser's knowledge, the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not with or without the giving of notice or passage of time or both, violate, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in a creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the Assets pursuant to, or otherwise give rise to any liability or obligation under any agreement, mortgage, deed of trust, license, permit or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Purchaser is a party or by which Purchaser or the Assets may be bound; and (ii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights in or to the Assets.

5.   SELLER'S OBLIGATIONS BEFORE CLOSING

     Seller covenants that from the date of this Agreement and until the Closing
Date:

          (a) Purchaser and its counsel, accountants and other representatives shall have full access to all properties, books, accounts, records, contracts and documents


                                       14

                                                       INITIALS:SELLER__________
                                                            PURCHASER __________
of or relating to the Assets, but Purchaser shall not have access to any information not related to the Assets. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Assets that may be reasonably requested. Seller agrees that, unless and until the Closing has been consummated, Seller and its officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of Purchaser, all data and information with respect to Purchaser and Purchaser's business and operations obtained in connection with this transaction or Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser will return to Seller all data and information that Seller may reasonably request including all documents prepared or made available to Purchaser by Seller in connection with this Agreement.

          (b) Seller will, with respect to the Qualified Customer Accounts, carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and shall not make or institute any unusual or novel methods of management or operations to the detriment of Purchaser that vary materially from those methods used by Seller as of the date of this Agreement relating to the Qualified Customer Accounts, without the prior written consent of Purchaser.

6.   COVENANTS

     6.1  FURTHER ASSURANCES

          At any time and from time to time after the Closing Date, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of the Assets and the assumption of the specific liabilities contemplated by this Agreement.

     6.2  STANDSTILL; PUBLIC ANNOUNCEMENT

          Prior to the Closing or termination of this Agreement, Seller agrees not to directly or indirectly solicit, entertain or encourage offers or negotiate with any other person or entity regarding the purchase or sale of the Assets except with respect to the release of the lien(s) and priority on the Assets currently existing in favor of Wiltel. Seller shall not make any public announcement with respect to the subject matter of this Agreement. Purchaser intends to make an announcement consistent with its public disclosure obligations.


                                       15


                                                       INITIALS:SELLER__________
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

7.   CONDITIONS PRECEDENT

     7.1  CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligation of Purchaser to pay the Purchase Price to Seller and to satisfy its other obligations hereunder shall be subject to fulfillment (or waiver by Purchaser) at or prior to the Closing, of the following additional conditions, which Seller agrees to use its best efforts to cause to be fulfilled:

          (a)  REPRESENTATIONS, PERFORMANCE

               The representations and warranties of Seller contained in Section 3 hereof shall be true in all material respects at and as of the Closing Date, except as affected by the transactions contemplated hereby. Seller shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date. There shall have been no material adverse change in the Qualified Customer Accounts.

          (b)  CONSENTS

               Seller shall have provided full cooperation to Purchaser with respect to Purchaser's responsibility to apply for any required material approvals, acceptances and consents of or to the transactions contemplated hereby, including notice to applicable public service commissions.

          (c)  CORPORATE PROCEEDINGS

               All corporate and other proceedings of Seller in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such corporate proceedings shall be reasonably satisfactory in substance and form to Purchaser, and Purchaser shall have received all such documents and instruments, or copies thereof.

          (d)  NEW AGENT AGREEMENTS

               All agreements with any of Seller's agents who Purchaser, in its sole discretion, deems necessary to preserving the integrity of the Assets purchased hereby


                                       16


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________
shall have been successfully negotiated and fully executed.

          (e)  FORFEITURE OF DIALERS/EQUIPMENT

               All dialers and other customer equipment currently owned and used by Seller to service the Qualified Customer Accounts shall have been forfeited and/or donated by Seller to the customers utilizing said dialers and equipment.

          (f)  FINANCIAL STATEMENTS

               Seller shall have provided Purchaser with all audited financial statements and unaudited interim financial statements which are required by Regulation S-X of the Securities Act of 1933, as amended.

          (g)  NO MATERIAL CHANGES

               No material changes shall have occurred affecting: (1) the financial position of Seller; (2) the information previously disclosed to Purchaser; or (3) the Assets to be purchased hereunder, including but not limited to encumbrance or impairment of the Assets in any manner whatsoever.

          (h)  MINIMUM NET TOLL USAGE

               Net Toll Usage, to be calculated at 5:00 p.m. CST on May 22, 1996, shall be equal to or greater than $600,000.

     7.2  CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to deliver the bill of sale, assignments, endorsements and other instruments of transfer relating to the Assets and to satisfy Seller's other obligations hereunder shall be subject to the fulfillment, on or prior to the Closing Date (or waiver by Seller), of the following conditions, which Purchaser agrees to use its best efforts to cause to be fulfilled:

          (a)  REPRESENTATIONS, PERFORMANCE

               The representations and warranties of Purchaser contained in
Section 4 hereof shall be true at and as of the Closing Date. Purchaser shall have duly performed


                                       17


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________
and complied in all material respects with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date.

          (b)  CORPORATE PROCEEDINGS

               All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory to Seller and Seller shall have received all such documents and instruments, or copies thereof.

          (c)  NO MATERIAL CHANGES

               No material changes in the financial position of Purchaser or material changes in the information previously disclosed to Seller shall have occurred.

8.   USE OF NAME

     Purchaser and its affiliated entities shall have the right to use the names "Universal Network Services, Inc.", "UNS", "Uni-Net" and all other names currently being used by Seller in the conduct of its business with respect to the Qualified Customer Accounts for a period of ninety (90) days following the Closing Date.

9.   INDEMNIFICATION MANNER OF CLAIMS

     9.1 INDEMNIFICATION. From and after the Closing Date, Seller will indemnify Purchaser against, and hold Purchaser harmless from, any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorney's fees) that is based upon or that arises out of (i) any misrepresentation or breach of any representation, warranty or agreement made by Seller herein (ii) any obligation, debt or liability of Seller to the extent that the same is not expressly assumed herein by Purchaser, or (iii) the use and ownership of the Assets on or prior to the Closing Date (other than those liabilities specifically assumed by Purchaser hereunder).

     9.2  MANNER OF CLAIMS

          Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is asserted, and the amount of liability asserted against the other


                                       18


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                                                            PURCHASER __________
party by reason of the claim.

10.  MISCELLANEOUS

     10.1 CONSENTS OF THIRD PARTIES

          This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement of Seller, or any claim, right or benefit arising thereunder or resulting therefrom, if any assignment without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of the Purchaser or Seller thereunder. If a consent of a third party which is required in order to assign any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, which consent Seller shall use its best efforts to obtain prior to the Closing, is not obtained prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to the Purchaser, Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.

     10.2 EXPENSES

          Subject to the terms of Section 9 hereof, each of the parties hereto shall bear its own expenses, costs and fees (including attorney's fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated. Notwithstanding the foregoing, Purchaser agrees to pay fifty percent (50%) of the actual fees charged by Seller's audit firm as billed in connection with the audit of Seller's books currently being conducted. In no event shall the audit fees paid by Purchaser pursuant to this paragraph exceed $22,000, provided an additional audit is not required.

     10.3 SEVERABILITY

          If any term or provision of this Agreement shall be held or deemed to be, or


                                       19


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________
shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the term or provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     10.4 NOTICES

          All notices, consents, requests, instructions, approvals and other communications provided for herein in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, (i) if to Purchaser at 525 Florida Street, Baton Rouge, Louisiana, 70801, Attn: Mike Ross, President; and (ii) if to Seller at Two Corporate Plaza, Suite 200, Newport Beach, CA 92660, Attn: Dennis Houston, in each case at such other address as may be specified in writing to the other parties.

     10.5 AMENDMENT

          This Agreement may not be amended except by an instrument in writing, duly executed and delivered on behalf of each of the parties hereto.

     10.6 WAIVER

          Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision. Any waiver must be in writing.

     10.7 COUNTERPARTS

          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which taken together shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart.


                                       20

                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

     10.8 ASSIGNMENT

          Any assignment of this Agreement or the rights or obligations hereunder by any party without the prior written consent of the nonassigning parties shall be void. Notwithstanding the foregoing, either party may assign all or any party of its rights and/or obligations to one or more affiliates, subsidiaries, parent companies or shareholders of said party. No such assignment shall relieve the assigning party of any of its obligations or duties under this Agreement.

     10.9 COSTS

          In the event any action is instituted to enforce or interpret the terms of this Agreement or arises out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs as determined by the court.

     10.10 ENTIRE AGREEMENT; APPLICABLE LAW, ETC.

          This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Louisiana applicable to contracts made and to be performed in Louisiana.

     10.11 INDUSTRY TERMS AND PHRASES

          All terms and phrases unique to the telecommunications industry and used within this Agreement shall be defined in accordance with the everyday meaning assigned to such terms and phrases within the industry.

     10.12 UNDERLYING CARRIER APPROVAL.

           The transactions contemplated by this Agreement shall be strictly contingent upon the consent and approval, in writing, of any of Seller's underlying carriers who provide service in connection with the Qualified Customer Accounts.

     10.13 SPECIAL INDEMNIFICATION.

          (a)  Seller shall specifically indemnify and hold harmless Purchaser
(THE


                                       21


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                                                            PURCHASER __________

"SPECIAL INDEMNIFICATION") from and against liabilities resulting from: (1) Seller's use of invalid letters of agency/authorization as determined by any local exchange carrier; (2) unauthorized transacting of business by Seller without all necessary state and federal authority and permission; and/or (3) Seller's failure to pay any and all amounts owed by Seller to Tax Resource Group, the Internal Revenue Service and any state taxing authority.

               (i) The Special Indemnification shall be due within fifteen (15) days of Seller's receipt of written notice from Purchaser demanding same and shall be paid first in the form of the Escrowed Shares.

               (ii) The number of Escrowed Shares to be paid shall be calculated using the average closing share price for the five (5) trading days prior to the date of the Special Indemnification.

               (iii) If the Escrowed Shares are insufficient to fully indemnify Purchaser pursuant to this paragraph, Seller shall pay Purchaser a sufficient number of shares of Restricted Stock to complete the Special Indemnification.

               (iv) Seller may, in its discretion, utilize cash for all or a portion of any Special Indemnification due as a result of this paragraph.

     (b) Seller hereby agrees to defend, indemnify and hold Purchaser harmless from and against any liabilities for which Purchaser pays, or is asked to pay, by any and all of Seller's currently existing creditors and/or the Internal Revenue Service.

11.  TERMINATION.

     11.1 MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by mutual consent of Seller and Purchaser, expressed by action of their respective Boards of Directors.

     11.2 REMEDIES ON TERMINATION. In the event any party hereto, without the right to do so under this Agreement, shall fail or refuse to consummate the transactions contemplated by this Agreement, or if any default under, or breach of, any representation, warranty, covenant or condition of this Agreement on the part of any party shall have occurred that results in the failure to consummate the transactions contemplated hereby, then, in addition to any other remedies provided in this Agreement or by applicable law, the nondefaulting party shall be entitled to obtain from the defaulting party costs and expenses,


                                       22

                                                       INITIALS:SELLER__________
                                                            PURCHASER __________
including reasonable attorney's fees, incurred by it in enforcing its rights hereunder, including but not limited to the right to seek specific performance of this Agreement.

12.  ADDITIONAL TERMS, COVENANTS, ETC.

     12.1 REGISTRATION OF RESTRICTED STOCK.

          (a) Purchaser hereby warrants that, after sixty (60) days from the Closing and upon Seller's request, it will file a Form S-3 Registration Statement with the Securities Exchange Commission to apply for registration of the Restricted Stock issued hereby in order to allow Seller the ability to sell or transfer its Restricted Stock. Any covenants of Purchaser contained in this paragraph (a) shall be subject to and limited by the terms and conditions of the Lock-Up Agreement referred to in paragraph (b) below.

          (b) At the Closing, the parties shall enter into a mutually acceptable lock-up agreement (THE "LOCK-UP AGREEMENT"), a copy of which is attached hereto as EXHIBIT 12.1(B), containing certain restrictive covenants regarding share ownership and transfer of shares.

     12.2 TRI-PARTY AGREEMENT

          All of Purchaser's obligations hereunder, including but not limited to Purchaser's obligation to close the transactions contemplated hereby, shall be strictly contingent upon the successful negotiation and execution, within ten
(10) days of the date of this Agreement, of a tri-party agreement ("TRI-PARTY AGREEMENT") between Seller, Purchaser and Wiltel pursuant to which Wiltel: (1) agrees to the release of its security interest covering the Assets; (2) consents to the transactions contemplated herein; and (3) agrees to allow Purchaser to immediately transition all Qualified Customer Accounts to Purchaser's own Wilmax contract at no additional cost to Purchaser and with no interruption of service to the customers whose accounts are so transitioned. In the event a Tri-Party Agreement is not so executed within ten (10) days of the date of this Agreement, then Purchaser may terminate this Agreement in full and with no penalty or liability whatsoever.


                                       23


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

NETWORK LONG DISTANCE, INC.             UNIVERSAL NETWORK SERVICES, INC.:

BY:                                     BY:
    -------------------------               -----------------------------
NAME: MIKE ROSS                         NAME: DENNIS HOUSTON
TITLE: PRESIDENT                        TITLE: PRESIDENT

ATTEST:                                 ATTEST:

BY:                                     BY:
    --------------------------              ------------------------------
NAME: DAVID ROSENFELD                   NAME: JOHN H. BROWNELL
TITLE: ASSISTANT SECRETARY              TITLE: SECRETARY





                                       24

                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                 SCHEDULE 2.3(b)(i): QUALIFIED CUSTOMER ACCOUNTS

                         [TO BE ATTACHED AT THE CLOSING]







                                       25

                                                       INITIALS:SELLER__________
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

                               SCHEDULE 2.3(b)(ii)
               DESIGNATION OF DAYS INCLUDED IN MEASUREMENT PERIOD


    DATE                   DAY OF WEEK                 WEEKDAY OR WEEKEND DAY
- ----------------       --------------------         --------------------------







                                       26


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                   SCHEDULE 2.3(b)(viii): ACCOUNTS RECEIVABLE

                       [TO BE ATTACHED UPON COMPLETION OF
                     THE ACCOUNTS RECEIVABLE RECONCILIATION
                          WITH COMPLETE AGING ANALYSIS
                       FOR EACH QUALIFIED CUSTOMER ACCOUNT
                      AS OF 11:59 P.M. CST ON MAY 31, 1996]







                                       27


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                       SCHEDULE 2.3(C)(II): SLIDING SCALE
                     FOR ACCOUNTS RECEIVABLE PURCHASE PRICE

                      (1)           (2)        (2)           (2)          (2)
% of A/R
to be paid           80.0%         82.5%      85.0%         87.5%        90.0%

                       |            |          |              |            |
                   ------------------------------------------------------------
                       |            |          |              |            |

Collection Rate                     85%        90%           95%           100%

Timing              At                                                  90 days
                  Closing                                                 After
                                                                        Closing

(1) Purchaser shall pay Seller 80% of the Accounts Receivable at Closing (to be adjusted on or before July 15, 1996 in accordance with the Accounts Receivable Reconciliation).

(2) Purchaser shall pay Seller additional amounts based on actual collections of accounts receivable during the 90 day period following the Closing:

          If collections during              Then the percentage
          the 90 day period                  of Accounts Receivable
          fall in this range                 to be paid equals this amount
          --------------------               -----------------------------
          0   - 84.99%                            80.0%
          85 - 89.99%                             82.5%
          90 - 94.99%                             85.0%
          95 - 99.99%                             87.5%
               100.0%                             90.0%



                                       28

                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                               SCHEDULE 2.3(e)(i)
          DESIGNATION OF DAYS INCLUDED IN EVALUATION MEASUREMENT PERIOD

    DATE                     DAY OF WEEK               WEEKDAY OR WEEKEND DAY
- ---------------          -------------------       ---------------------------








                                       29


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                   SCHEDULE 2.4: ALLOCATION OF PURCHASE PRICE

                           [INTENTIONALLY LEFT BLANK.]













                                       30


                                                       INITIALS:SELLER__________
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

                      SCHEDULE 2.5(a): OBLIGATIONS ASSUMED

Purchaser hereby assumes the actual amount of any and all Agent Commissions, not to exceed the Allowable Commission Percentage, for as long as said Agent Commissions are due and payable under the terms of the Agent Contracts and only to the extent any Agent Commissions are due and payable regarding the Qualified Customer Accounts.








                                       31

                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                 EXHIBIT 2.5(b)(iv): AGENT CONTRACTS (IN GLOBO)

                                 [SEE ATTACHED]














                                       32


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                      SCHEDULE 3.4: CLAIMS AND ENCUMBRANCES

                                 [SEE ATTACHED]









                                       33

                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

              SCHEDULE 3.5: CONTRACTS, OBLIGATIONS AND COMMITMENTS

                              [SEE EXHIBIT 2.5(a) ]














                                       34


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                      SCHEDULE 3.7(a): ACTIONS, SUITS, ETC.

                                     [NONE]

















                                       35


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                    SCHEDULE 3.7(c): LICENSES, PERMITS, ETC.

                                 [SEE ATTACHED]















                                       36


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                       EXHIBIT 12.1(b): LOCK-UP AGREEMENT

                                 [SEE ATTACHED]













                                       37


                                                       INITIALS:SELLER__________
                                                            PURCHASER __________

                                  BILL OF SALE

     Universal Network Services, Inc., a Nevada corporation ("Seller"), through its authorized corporate representative, hereby sells and transfers the following itemized property, items and/or assets to Network Long Distance, Inc., a Delaware corporation ("Purchaser"), which, appearing herein through its authorized corporate representative, hereby purchases and accepts delivery of same. Seller and Purchaser hereby agree that this Bill of Sale may be executed in counterparts which, when taken together, shall constitute an original.


PURCHASE PRICE                                  DESCRIPTION
- --------------                ------------------------------------------------

$______________________       The "Assets" (as such term is defined in that
                              certain Asset Purchase Agreement dated May 8,
                              1996).


- -----------------------       Universal Network Services, Inc.
Witness
                              By:
- -----------------------           ---------------------------------------------
Witness                           Name: Dennis Houston, President


                         Sworn to and subscribed before
                         me this 31st day of May, 1996.

                 ----------------------------------------------
                                  Notary Public


_______________________       Network Long Distance, Inc.
Witness
                              By:
- ----------------------            -------------------------------------------
Witness                           Name: Mike Ross, President


                         Sworn to and subscribed before
                         me this 31st day of May, 1996.

                 ----------------------------------------------
                                  Notary Public

                       ACTION BY UNANIMOUS WRITTEN CONSENT
                      OF SHAREHOLDERS IN LIEU OF MEETING OF
                        UNIVERSAL NETWORK SERVICES, INC.

     On this 31st day of May, 1996, pursuant to the corporation laws of the State of Nevada, and in lieu of a meeting of Shareholders for such purposes, the undersigned Shareholders of Universal Network Services, Inc., a Nevada corporation, do hereby take and authorize by unanimous written consent each and all of the following actions:

          RESOLVED, that the Corporation be and is hereby authorized to sell selected assets of the Corporation to Network Long Distance, Inc. (the "Network Acquisition") in accordance with the terms and conditions of that certain Asset Purchase Agreement dated May 8, 1996 (the "Asset Purchase Agreement");

          FURTHER RESOLVED, that the Corporation and its officers and directors be and are hereby authorized to execute all such documents necessary to effect the Network Acquisition.

     IN WITNESS WHEREOF, this Action by Unanimous Written Consent has been signed by each of the undersigned shareholders of the Corporation on the date indicated below, and this Action by Unanimous Written Consent shall be filed with or otherwise entered on the minutes or other appropriate records of the Corporation.


- -----------------------------------          ----------------------------------

- -----------------------------------          ----------------------------------

- -----------------------------------          ----------------------------------

- -----------------------------------          ----------------------------------

- -----------------------------------          ----------------------------------

- -----------------------------------          ----------------------------------

- -----------------------------------          ----------------------------------

- -----------------------------------          ----------------------------------

- -----------------------------------

                    LIMITED DURATION MASTER LETTER OF AGENCY

     Limited Duration Master Letter of Agency ("Limited Master LOA") executed this 31st day of May, 1996, by and on behalf of Universal Network Services, Inc., a Nevada corporation ("Seller"), in favor of Network Long Distance, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated May 8, 1996 (the "Asset Purchase Agreement");

     WHEREAS, pursuant to the Asset Purchase Agreement, Seller and Purchaser have agreed that Seller's agents may independently negotiate agreements with Purchaser for the purpose of selling Purchaser's long distance service, and further, that any sales made by said agents pursuant to those agreements may be counted toward the Customer Evaluation (as such term is defined in the Asset Purchase Agreement);

     WHEREAS, Seller has explained to Purchaser that it would be logistically unfeasible for Seller to solicit all of its sales agents for purposes of signing agreements directly with Purchaser prior to the Closing (as such term is defined in the Asset Purchase Agreement);

     WHEREAS, in light of the logistical problem described above, Purchaser has agreed to allow Seller, for a ninety (90) day period following the Closing, to act as a master agent with respect to New Agent Accounts (as such term is defined in the Asset Purchase Agreement).

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

Seller hereby names, appoints and authorizes Purchaser to act as the substitute agent in all matters related to providing long distance service for the customers whose customer accounts (the "New Agent Accounts") are sold by Seller's sales agents during the ninety (90) day period following the Closing.

Seller further hereby authorizes Purchaser to obtain all information necessary to service the New Agent Accounts, including but not limited to information relating to any account from any telephone company or any credit reporting service.

Seller further hereby names, appoints and authorizes Purchaser to act as the "RespOrg" on all New Agent Accounts.

Seller understands and acknowledges that Purchaser is free to require that any New Agent Accounts fulfill Purchaser's established criteria for acceptance of customer accounts, including but not limited to credit and references.

This Limited Master LOA shall only be effective for the ninety (90) day period immediately following the Closing.

All terms and phrases contained herein shall be accorded the same definition and meaning as set forth in the Asset Purchase Agreement.

Seller and Purchaser hereby agree that this Limited Master LOA may be executed in counterparts which, when taken together, shall constitute an original.



SELLER:

     Universal Network Services, Inc.

     By: ______________________________
               Dennis Houston, President

PURCHASER:

     Network Long Distance, Inc.

     By: ___________________________ __
               Mike Ross, President

                                LOCK-UP AGREEMENT

     THIS LOCK-UP AGREEMENT (THE "AGREEMENT") is made and entered as of the 31st day of May, 1996 by and among Network Long Distance, Inc. ("PURCHASER") and Universal Network Services, Inc. ("SELLER").

     WHEREAS, Seller and Purchaser have executed an Asset Purchase Agreement dated May 8, 1996 (the "Asset Purchase Agreement") whereby Seller has agreed to sell, and Purchaser has agreed to purchase, certain selected assets of Seller (the "Assets"); and

     WHEREAS, as a material condition to Purchaser's performance under the Asset Purchase Agreement, Seller has agreed to restrict itself from selling stock received from Purchaser pursuant to the Asset Purchase Agreement (the "Acquired Shares"); and

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations and warranties herein contained, it is agreed as follows:

1. Seller hereby agrees not to sell, transfer or otherwise dispose of any portion of the Acquired Shares constituting more than one percent (1%) of all issued and outstanding shares of Purchaser's common stock every ninety (90) days. The foregoing covenant shall apply regardless of whether the Acquired Shares are registered pursuant to a Form S-3 filing, or any other registration statement filing, with the Securities Exchange Commission.

2. The restrictions and covenants contained herein shall be enforceable against Seller as well as any subsequent owners, transferees and beneficial owners of the Acquired Shares.


     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NETWORK LONG DISTANCE, INC.             UNIVERSAL NETWORK SERVICES, INC.

BY:                                     BY:
   ------------------------                 -----------------------------
NAME: MIKE ROSS                         NAME: DENNIS HOUSTON
TITLE: PRESIDENT                        TITLE: PRESIDENT

                             MASTER LETTER OF AGENCY

     Master Letter of Agency ("Master LOA") executed this 31st day of May, 1996, by and on behalf of Universal Network Services, Inc., a Nevada corporation ("Seller"), in favor of Network Long Distance, Inc., a Delaware corporation ("Purchaser").

      Seller hereby names, appoints and authorizes Purchaser to act as the substitute agent in all matters related to providing long distance service for the customers whose customer accounts (the "Qualified Customer Accounts") are being transferred to Purchaser pursuant to that certain Asset Purchase Agreement dated May 8, 1996 (the "Asset Purchase Agreement").

     Seller further hereby authorizes Purchaser to obtain all information necessary to service the Qualified Customer Accounts, including but not limited to information relating to any account from any telephone company or any credit reporting service.

     Seller further hereby names, appoints and authorizes Purchaser to act as the "RespOrg" on all Qualified Customer Accounts.

     Seller and Purchaser hereby agree that this Master LOA may be executed in counterparts which, when taken together, shall constitute an original.

SELLER:

     Universal Network Services, Inc.

     By:
         -------------------------------
          Dennis Houston, President

PURCHASER:

     Network Long Distance, Inc.

     By:
         -------------------------------
Mike Ross, President

                                   MINUTES OF
                 OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS
                                       OF
                           NETWORK LONG DISTANCE, INC.

     A special meeting of the Board of Directors of Network Long Distance, Inc. (the "Corporation") was held on May 6, 1996 at Baton Rouge, Louisiana.
Directors present:       Marc I. Becker
                         J. M. Edelman, M.D.
                         Michael M. Ross
                         Leon L. Nowalsky

Not present:             Russell J. Page
                         Timothy Sledz

Also present:                 David Rosenfeld, Executive Vice President

     The waiver of notice of this meeting was presented, read and signed by each director in attendance and the same was ordered filed.

     Whereupon a discussion commenced regarding the proposed acquisition by the Corporation of selected assets of Universal Network Services, Inc. ("UNS"), a long distance telecommunications company based in Newport Beach, California (the "Acquisition"). The Executive Vice-President of the Corporation, Mr. Rosenfeld, discussed the merits of the Acquisition as follows:

     Mr. Rosenfeld explained the steps which had been taken by the Coporation's officers and counsel to examine the Acquisition. Mr. Rosenfeld explained that several weeks of due diligence had been conducted by the Corporation and its financial and legal advisors and that a final draft of an Asset Purchase Agreement (the "Agreement") had been drafted. Mr. Rosenfeld provided each Director a copy of the Agreement and orally described the terms and conditions of the Agreement.

     Mr. Rosenfeld went on to explain the basic points of the Agreement as follows:

          The deal contemplates Network's acquisition of selected accounts of UNS's retail end user customers (the "Accounts") and related assets (collectively, the "Assets").

          Network will pay the sum of approximately $7,000,000 for the Assets based on a multiple of 7.5 times UNS's Net Toll Usage (as such term is defined in the Agreement) for the Measurement Period indicated in the Agreement and 80% of UNS's Accounts Receivable with additional possible payments up to 90% of UNS's Accounts Receivable based on collections.

          Payment of the foregoing amount shall be in the form of cash and restricted stock.

     Mr. Becker then proceeded to discuss the market considerations, risk factors and financial projections associated with the Acquisition.

     Mssrs. Rosenfeld and Becker explained that all steps necessary to provide the Corporation with as much information about UNS and the assets to be purchased as possible had been taken. Mssrs. Rosenfeld and Becker expressed that, in their opinion, based on the due diligence conducted, the Corporation should go forward with the Acquisition.

     A proper quorum being present, and upon motion duly made, seconded and carried, it was:

     RESOLVED, that the officers of the Corporation, namely Michael M. Ross (President) and Marc I. Becker (Executive Vice President, Secretary and Treasurer) have the power to take all action and sign all documents necessary to complete the acquisition of the selected assets of UNS as contemplated in the Agreement.

     FURTHER RESOLVED, that David Rosenfeld (Executive Vice President) be and is hereby appointed, solely for purposes of completing the legal documentation associated with the Acquisition, to the position of Assistant Secretary of the Corporation with full power and authority to act in such capacity.
     There being no further business, the meeting was adjourned.

                                   CERTIFICATE

     The undersigned secretary of the Corporation certifies that the above and foregoing are the true and correct minutes of the meeting of the Board of Directors held on the above stated date at which all directors present voted in favor of the action taken therein.

                                   _______________________________
Marc I. Becker, Secretary

                            NONCOMPETITION AGREEMENT

     AGREEMENT (the "Agreement") made this 31st day of May, 1996, between Network Long Distance, Inc., a Delaware corporation ("Network"), and Universal Network Services, Inc. ("Company").

                                    RECITALS

     WHEREAS, Network is a switch-based reseller of long distance telecommunications services based in Baton Rouge, Louisiana; and

     WHEREAS, Company is a principal of Universal Network Services, Inc. ("UNS"), a switchless reseller of long distance telecommunications services based in Newport Beach, California; and


     WHEREAS, Network has purchased, or will shortly be purchasing, among other things, selected customer accounts ("Customer Accounts") and related assets (collectively, the "Assets") of UNS's end user customers (the "Acquisition"); and

     WHEREAS, Company has agreed, as a condition to the Acquisition, to execute a noncompetition agreement restraining it from contacting, selling, marketing, soliciting and diverting the Customer Accounts as to long distance telecommunications products and services, except with respect to the following telecommunications services and products currently available to the Customer Accounts through Uni-Net, Inc.: (1) International Call Back; (2) Debit Cards;
(3) Personal Communications Cards (PCC); (4) International Dial Around; and (5) Prepaid Cellular.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

     1.  TERM.

     1.1 Network and Company hereby agree that the term of this Agreement shall be for five (5) years from the date hereof and shall not be cancellable prior to its expiration unless specifically agreed to in writing by both parties.

     2.  CONFIDENTIALITY.

     2.1 Company acknowledges that in and as a result of the Acquisition, it will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to Network's business, including but not limited to, Network's trade secrets, systems, procedures, manuals, confidential reports, computer print-outs, lists of customers, computer data base information, as well as the nature and type of services and goods sold, marketed and/or rendered by Network and the prices charged therefore, and the equipment and methods preferred and used by Network and its customers ("Confidential Information").

     2.2 As a material inducement to Network to enter into this Agreement and to consummate the Acquisition, Company covenants and agrees that: (a) it shall not at any time during or following the term of this Agreement, directly or indirectly, divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by, or disclosed to, him as a result of the Acquisition; and (b) upon termination of this Agreement, it shall deliver promptly to Network all price lists, commissions schedules, discount rates, equipment, notes, books, correspondence, drawings, customer lists, computer print-outs, computer discs or duplicates, hard copy of computer data worksheets, and any other written and/or graphic records or materials of any kind relating to Network's business which are in its possession or under its control.

     2.3  Furthermore, Company acknowledges and agrees that:

          (a) Company shall keep secret all Confidential Information and will not make, use, sell, or reveal any of the same to any competitor or any other person unless and until the same shall have become a matter of public knowledge or until written permission shall have been given to him by Network to such sale, transfer or other disclosure.

          (b) At all times Company shall cooperate with Network or its designee and their counsel in prosecuting or defending any litigation and/or administrative proceedings which may arise in connection with Network's business operations.

          (c) No termination of this Agreement shall release Company from the above obligations.

     2.4 In the event of a breach or threatened breach of Company of any of the provisions of this Section 2, Network, in addition to and not in limitation of any other rights, remedies or damages available to it, shall be entitled to preliminary and permanent injunctive relief in order to prevent or restrain such breach or threatened breach of Company.

     3.   COVENANTS AGAINST COMPETITION.

     3.1 As a material inducement to Network to consummate the Acquisition, Company covenants and agrees as follows:

          (a) During the term of this Agreement, Company shall not, directly or indirectly, own an interest in, operate, join, control, participate in, or be connected in any manner with any person, firm, corporation or other entity which intentionally solicits orders for, sells, distributes, or otherwise markets long distance telecommunications services to the Customer Accounts, specifically excluding the following telecommunications services: (1) International Call Back; (2) Debit Cards; (3) Personal Communications Cards (PCC); (4) International Dial Around; and (5) Prepaid Cellular.

          (b) During the term of this Agreement, Company shall not, directly or indirectly, engage in any business activity that would require Company to disclose, base judgment upon, or otherwise utilize, any Confidential Information obtained by or disclosed to Company as a result of the Acquisition.

          (c) During the course of this Agreement, Company shall not, directly or indirectly, commit any act or undertake any activity that would tend to interfere or dispute any existing relationship between Network and any of the customers whose Customer Accounts were transferred to Network as part of the Acquisition.

          (d) During the term of this Agreement, Company shall not contact or solicit any customers of Network whom it learned of as a result of the Acquisition.

          (e) During the term of this Agreement, Company shall not contact or solicit any customers whose accounts and/or service contracts were transferred to Network by UNS as part of the Acquisition.

     3.2 Company covenants and agrees that if it violates any of the foregoing covenants, Network shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Company directly or indirectly, has realized and/or may realize as a result of, or in connection with the violation. The foregoing remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which Network is or may be entitled at law, in equity, or under this Agreement.

     3.3 Company has carefully read and considered the foregoing provisions of this section, and having done so, agrees that the restrictions contained therein are fair and reasonable and reasonably required for the protection of the interest of Network. If, notwithstanding the foregoing, any of the provisions contained in this section shall be held to be invalid or unenforceable, the remaining provisions thereof nevertheless shall continue to be valid and enforceable as though the invalid or unenforceable provisions had not been included in this section. If any restriction contained in this section is deemed by a court or other tribunal with jurisdiction to be unreasonable or unenforceable, such restriction shall become and thereafter shall be the maximum restriction permitted by law.

     4.   APPLICABLE LAW.     This Agreement shall be construed according to and
governed by the laws of Louisiana.

     5.   ASSIGNMENT.    Company may not assign any right or obligation under
this Agreement without the prior written consent of Network. Any attempted assignment in violation of this section shall be ineffective, null and void.

     6. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

     7.   NOTICE.   Any notice required under this Agreement shall be sufficient and shall be deemed effective if it is in writing and delivered personally or sent by certified or registered mail, return receipt requested, first-class postage prepaid, to the addresses listed below.

     8.   ENTIRE AGREEMENT.

     8.1 This Agreement, contains the entire agreement and understanding by and between Company and Network with respect to the subject matter hereof, and no representations, promises, agreement, or understandings of any nature written or oral, not contained herein shall be of any force or effect.

     8.2 No modification or amendment of this Agreement shall be valid or binding unless it is in writing and signed by the parties hereto.

     8.3 No waiver of any provisions of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

     IN WITNESS WHEREOF, the parties have fully executed this Agreement in duplicate originals before the undersigned competent witnesses.

WITNESSES:                         NETWORK LONG DISTANCE, INC.
                                   525 Florida Street
                                   Baton Rouge, LA  70801

                                   By:
- ------------------------------        -----------------------------------------
                                   Name: Mike Ross
                                   Title: President

                                   UNIVERSAL NETWORK SERVICES, INC.,
                                   Two Corporate Plaza, Suite 200
                                   Newport Beach, California  92660

                                   By:
- ------------------------------        -----------------------------------------
                                   Name: Dennis Houston
                                   Title: President